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                                                                   Item 26(n)(i)






            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statements of Additional Information and to the use of our reports: (1) dated February 18, 2005, with respect to the statutory-basis financial statements and schedules of Transamerica Life Insurance Company, and (2) dated January 31, 2005 with respect to the financial statements of Transamerica Corporate Separate Account Sixteen included in Post-effective Amendment No. 3 to the Registration Statement (Form N-6 No. 333-109579) and related Prospectus of Transamerica Corporate Separate Account Sixteen.

                                                            /s/Ernst & Young LLP

Des Moines, Iowa
April 25, 2005